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----------                                                                                                 -------------------------
 FORM 3                                                                                                         OMB APPROVAL
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                                    U.S. SECURITIES AND EXCHANGE COMMISSION                                OMB Number:     3235-0104
                                             WASHINGTON, DC 20549                                          Expires: January 31, 2005
                                                                                                           Estimated average burden
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        hours per response....0.5
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             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                     of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
                                              Statement
    Hoffman,      Henry         P.            (Month/Day/Year)           SiriCOMM, Inc. (f/k/a Fountain Pharmaceuticals, Inc. (SIRC)
------------------------------------------      11/21/02                 -----------------------------------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
                                             3. IRS or Social Security          Person to Issuer           of Original
  2900 Davis boulevard, Suite 130             Number of Reporting           (Check all applicable)         (Month/Day/Year)
------------------------------------------    Person (Voluntary)         [X] Director  [ ] 10% Owner
             (Street)                                                    [X] Officer   [ ] Other(specify 7.Individual or Joint/Group
                                             --------------------------      (give title    below)          Filing (Check Applicable
  Joplin,          Missouri      64804                                        below)                        Line)
------------------------------------------                               President and CEO                  [X] Form filed by One
      (City)      (State)      (Zip)                                                                            Reporting Person
                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock, $.001 par value                    5,762,303                       D                              N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).


                        Persons who respond to the collection of information contained in this form are not required to respondunless the form displays a currently valid OMB control number.
                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7-02)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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   None
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Explanation of Responses:






**Intentional misstatements or omissions of facts constitute Federal Criminal           /s/ Henry P. Hoffman              11/21/02
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------   -----------
                                                                                       **Signature of Reporting Person
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.                     Henry P. Hoffman



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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